Exhibit 99.1

June 27, 2012

Board of Directors

Federal-Mogul Corporation

26555 Northwestern Highway

Southfield, Michigan 48033

Ladies and Gentlemen:

Due to other commitments, I hereby resign as a director of Federal-Mogul Corporation, effective as of the date hereof. I will remain as Senior Managing Director of Icahn Capital LP and in all of my other positions with Icahn related entities.

Very truly yours,

/s/ Vincent J. Intrieri